SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

     SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SEACHANGE INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials:

	☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1.	Amount previously paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

SEACHANGE INTERNATIONAL, INC.
50 Nagog Park
Acton, Massachusetts 01720
_____________________

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On July 12, 2006
_____________________

     The Annual Meeting of Stockholders of SeaChange International, Inc. (“SeaChange” or the “Company”) will be held at SeaChange’s offices, located at 50 Nagog Park, Acton, Massachusetts 01720, on Wednesday, July 12, 2006 at 10:00 a.m., local time, to consider and act upon each of the following matters:

1.	To elect one member to the Board of Directors to serve for a three-year term as a Class I Director.

2.	To approve SeaChange’s Third Amended and Restated 1996 Employee Stock Purchase Plan.

3.	To ratify the appointment of SeaChange’s independent registered public accounting firm.

4.	To transact such other business as may properly come before the meeting and any adjournments thereof.

     Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on May 22, 2006, the record date fixed by the Board of Directors for such purpose.

IF YOU PLAN TO ATTEND:

     Please call Martha Schaefer at (978) 897-0100 if you plan to attend. Please bring valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will also need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, cell phones, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors

KEVIN M. BISSON
Chief Financial Officer, Secretary, Treasurer and
Senior Vice President, Finance and Administration

Acton, Massachusetts
May 24, 2006

     Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to ensure representation of your shares. No postage need be affixed if the proxy is mailed in the United States. If you are the registered holder of the shares, you may rather choose to vote via the Internet or by telephone. If your shares are held in a bank or brokerage account, you may be eligible to vote electronically or by telephone. Please refer to the enclosed form for instructions.

2006 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
TABLE OF CONTENTS

OWNERSHIP OF SECURITIES	2
Securities Ownership Of Certain Beneficial Owners And Management	2
PROPOSAL NO. I ELECTION OF DIRECTOR	4
Nominee for Class I Director (Term Expires at 2009 Annual Meeting)	4
Class II Directors (Term Expires at 2007 Annual Meeting)	4
Class III Directors (Terms Expire at 2008 Annual Meeting)	5
CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS	6
Determination of Director Independence	6
Stockholder Proposals	6
Availability of Corporate Governance Documents	6
Board Meetings	6
Board Committees	6
Audit Committee	7
Compensation and Option Committee	7
Corporate Governance and Nominating Committee	7
Qualifications of Director Candidates	7
Procedures for Stockholders to Recommend Director Candidates	7
Process for Stockholders to Communicate with Directors	8
Compensation of Directors	8
Report of the Audit Committee	9
COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS	11
Executive Officers	11
Executive Compensation	13
Summary Compensation Table	13
Option Grants In Last Fiscal Year	14
Aggregated Option Exercises and Fiscal Year-End Option Values	14
Equity Compensation Plan Information	15
Change in Control Agreements	16
Management Transition Agreement	16
Compensation and Option Committee Report	16
Base Salary	17
Incentive Compensation	17
Equity Compensation	17
Other Benefits	18
Tax Deductibility of Executive Compensation	18
Compensation Committee Interlocks and Insider Participation	18
Stock Performance Graph	19
PROPOSAL NO. II APPROVAL OF THE THIRD AMENDED AND RESTATED 1996 EMPLOYEE
STOCK PURCHASE PLAN	20

PROPOSAL NO. III RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM	24
Principal Accountant Fees and Services	24
Fees for Services Provided by PricewaterhouseCoopers LLP	24
Audit Fees	24
Audit-Related Fees	24
Tax Fees	25
All Other Fees	25
Audit Committee Pre-Approval Policy	25
OTHER MATTERS	25
Expenses and Solicitation	25
Section 16(A) Beneficial Ownership Reporting Compliance	25
Certain Relationships and Related Transactions	25
Appendix A	27

SEACHANGE INTERNATIONAL, INC.
50 Nagog Park
Acton, Massachusetts 01720
___________________

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held On July 12, 2006
___________________

May 24, 2006

     Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors (the “Board”) of SeaChange International, Inc. for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, July 12, 2006, at 10:00 A.M. Eastern Time, at SeaChange’s offices, located at 50 Nagog Park, Acton, Massachusetts 01720. This proxy statement and the accompanying proxy were first mailed to stockholders on or about May 30, 2006.

     Only stockholders of record as of the close of business on May 22, 2006 (the “Record Date”), will be entitled to vote at the Annual Meeting and any adjournments thereof.

     All properly completed proxy forms returned in time to be cast at the Annual Meeting will be voted. With respect to the election of the Class I Director, any stockholder submitting a proxy has a right to withhold authority to vote for the nominee by indicating this in the space provided on the proxy. The stockholders will also consider and vote upon proposals put forth by the Board to approve SeaChange’s Third Amended and Restated 1996 Employee Stock Purchase Plan and to ratify the selection of SeaChange’s independent registered public accounting firm. Where a choice has been specified on the proxy card with respect to each proposal, the shares represented by the proxy will be voted in accordance with your specifications. If no specification is indicated on the proxy card, the shares represented by the proxy will be voted FOR the one nominee for election to the Board of Directors to serve as a Class I Director, FOR the proposal to approve SeaChange’s Third Amended and Restated 1996 Employee Stock Purchase Plan, and FOR the proposal to approve the ratification of the selection of SeaChange’s independent registered public accounting firm. Stockholders may vote in one of the following three ways: (1) by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage paid envelope by return mail, (2) by completing a proxy using the toll-free telephone number listed on the proxy card, or (3) by completing a proxy on the Internet at the address listed on the proxy card. Any proxy may be revoked by a stockholder at any time before its exercise by either delivering written revocation or a later dated proxy to the Secretary of SeaChange, entering a new vote by Internet or telephone, or attending the Annual Meeting of Stockholders and voting in person.

     A majority in interest of the outstanding shares represented at the Annual Meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the meeting. On all other matters being submitted to stockholders, an affirmative vote of at least a majority of the shares present, in person or represented by proxy, and voting on that matter is required for approval or ratification. An automated system administered by SeaChange’s transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions, as well as broker “non-votes” are not considered to have been voted for such matters and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares from which the majority is calculated.

     The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies and in accordance with the Securities and Exchange Commission’s (“SEC’s”) proxy rules. The persons named as proxies, William C. Styslinger, III and Kevin M. Bisson, were selected by the Board of Directors and are officers of SeaChange. See “Stockholder Proposals” herein at page 6.

OWNERSHIP OF SECURITIES

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of SeaChange common stock as of May 22, 2006 by:

  each person or entity who is known by SeaChange to beneficially own more than 5% of the common stock of SeaChange;

  each of the directors and executive officers of SeaChange named in the Summary Compensation Table on page 13; and

  all of the directors and executive officers of SeaChange as a group.

     Except as indicated below, none of these persons or entities has a relationship with SeaChange. Unless otherwise indicated, the address of each person or entity named in the table is c/o SeaChange International, Inc., 50 Nagog Park, Acton, Massachusetts 01720, and each person or entity has sole voting power and investment power (or shares such power with his or her spouse), with respect to all shares of capital stock listed as owned by such person or entity.

     The number and percentage of shares beneficially owned is determined in accordance with the rules of the SEC, and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares of common stock underlying options or warrants that are exercisable by that person within 60 days of May 22, 2006. However, these shares underlying options or warrants are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. Percentage of beneficial ownership is based on 28,538,794 shares of SeaChange’s common stock outstanding as of May 22, 2006.

	Amount and Nature
	of Beneficial	Percent of Common
Name	Ownership(1)	Stock Outstanding
William C. Styslinger, III (2)	2,225,881	7.7%
William L. Fiedler	213,455	*
Ira Goldfarb	194,968	*
Bruce E. Mann (3)	367,519	1.3%
Yvette M. Kanouff	137,389	*
Martin R. Hoffmann	202,528	*
Thomas F. Olson	42,562	*
Mary Palermo Cotton	22,500	*
Carmine Vona	64,449	*
Columbia Wanger Asset Management, L.P. (4)
227 West Monroe Street, Suite 3000
Chicago, Illinois 60606	2,914,200	10.2%
Wellington Management Company, LLP (5)
75 State Street
Boston, MA 02109	3,981,100	13.9%
Austin W. Marxe and David M. Greenhouse (6)
527 Madison Avenue, Suite 2600
New York, New York 10022	1,875,626	6.6%
All executive officers and directors as a group (12 persons) (7)	3,571,500	12.3%

____________________

*	Less than 1%

(1)	Includes shares of Common Stock which have not been issued but are subject to options which either are presently exercisable or will become exercisable within 60 days of May 22, 2006, as follows: Mr. Styslinger, 370,157 shares; Mr. Fiedler, 208,455 shares; Mr. Goldfarb, 125,333 shares; Mr. Mann, 200,054 shares;

Ms. Kanouff, 119,857 shares; Mr. Hoffmann, 37,626 shares; Mr. Olson, 27,562 shares; Ms. Cotton, 5,000 shares; and Mr. Vona, 37,624 shares. Messrs. Styslinger, Fiedler, Goldfarb and Mann and Ms. Kanouff are each Named Executive Officers of SeaChange. Messrs. Styslinger, Hoffmann, Olson and Vona and Ms. Cotton are each directors of SeaChange.

(2)	Includes 189,000 shares of common stock owned by Merrill Lynch, Trustee f/b/o William C. Styslinger, III, IRA. Excludes (i) 86,429 shares of common stock owned by Thomas and Emily Franeta as Trustees of The Styslinger Family Trust; (ii) 11,342 shares of common stock held by Thomas Franeta as Custodian for Kimberly J. Styslinger; (iii) 51,425 shares of common stock owned by his wife, Joyce Styslinger, and (iv) 5,240 shares of Common Stock owned by his daughter, Kimberly J. Styslinger. Mr. Styslinger disclaims beneficial ownership of the shares held by The Styslinger Family Trust; by Thomas Franeta as Custodian for Kimberly J. Styslinger; by his wife, Joyce Styslinger; and by his daughter, Kimberly J. Styslinger.

(3)	Excludes an aggregate of 60,407 shares of common stock held by Mr. Mann’s three children. Mr. Mann disclaims beneficial ownership of those shares held by his children.

(4)	According to an amended Schedule 13G filed on February 14, 2006, Columbia Wanger Asset Management, L.P. shares voting and investment power over such shares with its general partner, WAM Acquisition GP, Inc., and with its discretionary clients. One such client, Columbia Acorn Trust, may be deemed to share voting and investment power with respect to 2,314,217 of the above-mentioned shares, as it is entitled to receive dividends from, and all proceeds from the sale of, such shares.

(5)	According to an amended Schedule 13G filed on February 14, 2006, Wellington Management Company, LLP shares voting power with respect to 2,088,100 of the above-mentioned shares with its discretionary clients and shares dispositive power over all of the above-mentioned shares with its discretionary clients.

(6)	According to a Schedule 13G filed on February 14, 2006, Messrs. Marxe and Greenhouse share sole voting and investment power over 185,063 shares of common stock owned by Special Situations Cayman Fund, L.P.; 52,433 shares of common stock owned by Special Situations Fund III, L.P.; 598,120 shares of common stock owned by Special Situations Fund III QP, L.P.; 148,535 shares of common stock owned by Special Situations Technology Fund, L.P. and 891,475 shares of common stock owned by Special Situations Technology Fund II, L.P.

(7)	This group is comprised of those individuals named in the Summary Compensation Table on page 13, the remaining executive officers of SeaChange and those persons who were directors of SeaChange as of May 22, 2006. Includes an aggregate of 1,218,199 shares of Common Stock which the directors and executive officers, as a group, have the right to acquire by exercise of stock options within 60 days of May 22, 2006.

PROPOSAL NO. I

ELECTION OF DIRECTOR

     SeaChange’s Board of Directors currently consists of five members, four of whom are independent, non-employee directors. The Board of Directors is divided into three classes. Each class serves for a term of three years, with the terms of office of the directors in the respective classes expiring in successive years. The present term of the Class I Director expires at the Annual Meeting. The Board of Directors, based on the recommendation of the Corporate Governance and Nominating Committee, has nominated Mr. Styslinger for re-election as the sole Class I Director. The Board of Directors knows of no reason why the nominee should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of some other person or persons, or for fixing the number of directors at a lesser number.

The Board of Directors unanimously recommends a vote “FOR” the Nominee listed below.

     The following table sets forth, for the nominee to be elected at the Annual Meeting and the other current directors, the year each nominee or director was first appointed or elected a director, the principal occupation of the nominee and each of the directors during at least the past five years and the age of the nominee and each director.

NOMINEE FOR CLASS I DIRECTOR (TERM EXPIRES AT 2009 ANNUAL MEETING)

Nominee’s Name and
Year First Became Director	Position and Principal Occupation and Business Experience During the Past Five Years
William C. Styslinger, III (1993)	President, Chief Executive Officer, Chairman of the Board and Director

William C. Styslinger, III, 60, is a founder of SeaChange and has served as the President, Chief Executive Officer and a Director since the inception of SeaChange in July 1993 and as Chairman of the Board since January 1995. Prior to forming SeaChange in 1993, Mr. Styslinger was employed at Digital Equipment Corporation since March 1978, most recently as manager of the Cable Television Business Unit from October 1991 to May 1993.

CLASS II DIRECTORS (TERM EXPIRES AT 2007 ANNUAL MEETING)

Director’s Name and
Year First Became Director	Position and Principal Occupation and Business Experience During the Past Five Years
Martin R. Hoffmann (1995)	Director

Martin R. Hoffmann, 74, has served as a Director of SeaChange since January 1995. In addition, Mr. Hoffmann currently is engaged as a full-time consultant to the U.S. Department of Defense. Mr. Hoffmann served as Of Counsel to the Washington D.C. office of Skadden, Arps, Slate, Meagher & Flom LLP from January 1996 until July 2000. From April 1995 to January 1996, Mr. Hoffmann maintained a law practice and business consulting practice. He was a Visiting Senior Fellow at the Center for Policy, Industry and Industrial Development at Massachusetts Institute of Technology from May 1993 to April 1995, prior to which, from April 1989, he served as Vice President and General Counsel for Digital Equipment Corporation. Mr. Hoffmann is a former member of the Board of Directors of Castle Energy Corporation, an oil and gas exploration and production company, and former Chairman of the Board of Mitretek Systems, a non-profit technology consulting and services company.

Director’s Name and
Year First Became Director	Position and Principal Occupation and Business Experience During the Past Five Years
Thomas F. Olson (2001)	Director

Thomas F. Olson, 57, has served as a Director of SeaChange since May 2001. In addition, from January 1999 to December 2003, Mr. Olson served as the Chief Executive Officer of National Cable Communications, a company specializing in cable television advertising time sales. From January 1995 to May 1998, Mr. Olson was Managing Partner of National Cable Communications and Chief Executive Officer of Katz Media Group, a radio, broadcast television and cable television national sales representation firm. Mr. Olson was with Katz Media Group for 23 years.

CLASS III DIRECTORS (TERMS EXPIRE AT 2008 ANNUAL MEETING)

Director’s Name and
Year First Became Director	Position and Principal Occupation and Business Experience During the Past Five Years
Mary Palermo Cotton (2004)	Director

Mary Palermo Cotton, 48, has served as a Director of SeaChange since September 2004. In addition, Ms. Cotton has been the Chief Executive Officer of Frictionless Commerce, a company providing supplier relationship management software, since February 2005. Previously, Ms. Cotton was from February 2003 to July 2004 a Senior Advisor to Aspen Technology, a software service provider, and previously served as Aspen’s Chief Operating Officer from January 2001 to January 2003 and its Executive Vice President from August 1998 to December 2000. Ms. Cotton additionally served on the Board of Directors of Precise Software Solutions from June 2000 to June 2003 when Precise Software Solutions was acquired by VERITAS Software.

Carmine Vona (1995)	Director

Carmine Vona, 68, has served as a Director of SeaChange since January 1995. In addition, Mr. Vona has been President and Chief Executive Officer of Vona Information Systems, Inc., a consulting firm, since June 1996. Since December 2001, Mr. Vona has served as Chairman of Metrosoft, Inc., a New Jersey based company specializing in providing software products to the mutual funds industry. He also served as Metrosoft’s Chief Executive Officer from December 2001 through December 2002. From August 2000 to December 2002, he also served as a member of the Board of Directors of E-LAB, an Italian bank wholly owned by Banca INTESA. From November 1969 to June 1996, Mr. Vona was employed by Bankers Trust Co., during which time he held positions as Executive Vice President and Senior Managing Director for worldwide technology. From August 1986 to June 1996 Mr. Vona was Chairman of BT-FSIS, a software development company and a wholly-owned subsidiary of Bankers Trust Co.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

DETERMINATION OF DIRECTOR INDEPENDENCE

     The Board of Directors has determined that Messrs. Hoffmann, Olson, and Vona and Ms. Cotton are “independent” directors, meeting all applicable independence requirements promulgated by the SEC, including Rule 10A-3(b)(1) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and by the National Association of Securities Dealers, Inc. (“NASD”). In making this determination, the Board of Directors affirmatively determined that none of such directors has a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 2007 Annual Meeting of Stockholders must be received no later than the close of business on January 29, 2007 at SeaChange’s principal executive offices in order to be included in the SeaChange proxy statement for that meeting. Any such stockholder proposals should be submitted to SeaChange International, Inc., 50 Nagog Park, Acton, Massachusetts, 01720, Attention: Secretary. Under the By-Laws of SeaChange, stockholders who wish to make a proposal at the 2007 Annual Meeting - other than one that will be included in SeaChange’s proxy materials - must notify SeaChange no earlier than December 30, 2006, and no later than January 29, 2007. If a stockholder who wishes to present a proposal fails to notify SeaChange by January 29, 2007, the stockholder would not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the By-Laws of SeaChange, the proposal is brought before the meeting, then under the SEC’s proxy rules the proxies solicited by management with respect to the 2007 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

     In order to curtail controversy as to the date on which a proposal will be marked as received by SeaChange, it is suggested that stockholders submit their proposals by Certified Mail—Return Receipt Requested.

AVAILABILITY OF CORPORATE GOVERNANCE DOCUMENTS

     SeaChange’s Code of Ethics and Business Conduct (“Ethics Policy”) for all directors and all employees of SeaChange, including executive officers, and the charters for SeaChange’s Board of Directors standing committees (Audit, Compensation and Option, Corporate Governance and Nominating) are available on SeaChange’s website at www.schange.com under the “Corporate Governance” section of the “Investor Relations” link.

BOARD MEETINGS

     The Board of Directors of SeaChange met sixteen times and acted by written consent one time during the fiscal year ended January 31, 2006. During the fiscal year ended January 31, 2006, each director attended at least 75% of the total number of meetings of the Board of Directors and meetings of all the committees of the Board on which they serve. SeaChange has a policy that its Board of Directors attend SeaChange’s Annual Meeting of Stockholders. Last year, all of the directors attended the Annual Meeting of Stockholders that was held on July 13, 2005.

BOARD COMMITTEES

     The Board has three standing committees: an Audit Committee, a Compensation and Option Committee, and a Corporate Governance and Nominating Committee. The members of each committee are appointed by the Board based on the recommendation of the Corporate Governance and Nominating Committee, and are set forth below in this proxy statement. Actions taken by any committee of the Board are reported to the Board, usually at the next Board meeting following a committee meeting. Each standing committee is governed by a committee-specific charter that is reviewed periodically by the applicable committee pursuant to the rules set forth in each charter. The Board annually conducts a self-evaluation of each of its committees. All members of all committees are independent directors.

Audit Committee

     The Audit Committee members are Messrs. Hoffmann, Olson and Vona and Ms. Cotton (Chair), each of whom meet the independence requirements promulgated by the SEC and the NASD, as described above. In addition, SeaChange’s Board has determined that each member of the Audit Committee is financially literate and that Ms. Cotton satisfies the requirement of the NASD applicable to Nasdaq-listed companies that at least one member of the Audit Committee possess financial sophistication and that Ms. Cotton is an “audit committee financial expert” as defined in the rules and regulations promulgated under the Exchange Act. The Audit Committee’s oversight responsibilities include matters relating to SeaChange’s financial disclosure and reporting process, including the system of internal controls, the performance of SeaChange’s internal audit function, compliance with legal and regulatory requirements, and the appointment and activities of SeaChange’s independent auditors. The Audit Committee met five times during fiscal year 2006. The responsibilities of the Audit Committee and its activities during fiscal year 2006 are more fully described in the Audit Committee Report contained in this proxy statement.

Compensation and Option Committee

     The Compensation and Option Committee members are Messrs. Hoffmann, Olson (Chair) and Vona, each of whom meet the independence requirements promulgated by the SEC and the NASD, as described above. Among other things, the Compensation and Option Committee determines the compensation, including stock options, restricted stock units and other equity compensation, of SeaChange’s management and key employees, and administers and makes recommendations concerning SeaChange’s equity compensation plans. The Compensation and Option Committee met three times and acted by unanimous written consent eleven times during fiscal year 2006. The responsibilities of the Compensation Committee and its activities during fiscal year 2006 are more fully described in the Compensation and Option Committee Report contained in this proxy statement.

Corporate Governance and Nominating Committee

     The Corporate Governance and Nominating Committee members are Messrs. Hoffmann (Chair), Olson and Vona, each of whom meet the independence requirements promulgated by the SEC and the NASD, as described above. The Corporate Governance and Nominating Committee is responsible for oversight of corporate governance at SeaChange, recommending to the Board of Directors persons to be nominated for election or appointment as directors of SeaChange and monitoring compliance with SeaChange’s Ethics Policy. The Corporate Governance and Nominating Committee identifies Board candidates through numerous sources, including recommendations from existing Board members, executive officers, and stockholders of SeaChange. Additionally, the Corporate Governance and Nominating Committee may identify candidates through engagements with executive search firms. The Corporate Governance and Nominating Committee met one time during fiscal year 2006.

Qualifications of Director Candidates

     In evaluating the suitability of individuals for Board membership, the Corporate Governance and Nominating Committee takes into account many factors, including whether the individual meets the requirements for independence, his or her professional expertise and educational background, and other factors that promote diversity of views and experience. The Corporate Governance and Nominating Committee evaluates each individual in the context of the entire Board, with the objective of recommending nominees who can best further the success of SeaChange’s business and represent stockholder interests. As part of the review in fiscal year 2006 by the Corporate Governance and Nominating Committee of SeaChange’s corporate governance documents, these criteria were reviewed. No changes to these criteria were recommended as a result of such review.

Procedures for Stockholders to Recommend Director Candidates

     Stockholders wishing to suggest candidates to the Corporate Governance and Nominating Committee for consideration as potential director nominees may do so by submitting the candidate’s name, experience, and other relevant information to the SeaChange Corporate Governance and Nominating Committee, 50 Nagog Park, Acton, Massachusetts 01720. SeaChange stockholders wishing to nominate directors may do so by submitting a written notice to the Secretary of SeaChange at the same address in accordance with the nomination procedures set forth in SeaChange’s By-Laws. The procedures are summarized in this proxy statement under the heading “Stockholder Proposals.” The Secretary will provide the notice to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee does not distinguish between nominees recommended by stockholders and other nominees. All nominees must meet, at a minimum, the qualifications described in “Qualifications of Director Candidates” above. The Committee did not receive any stockholder nominee recommendations for this annual meeting.

Process for Stockholders to Communicate with Directors

     Stockholders may write to the Board or a particular Board member by addressing such communication to the Board or Board member, as applicable, care of SeaChange’s Chief Financial Officer, at SeaChange’s offices at 50 Nagog Park, Acton Massachusetts 01720. Unless such communication is addressed to an individual director, SeaChange will forward any such communication to each of the directors.

COMPENSATION OF DIRECTORS

     During the fiscal year ended January 31, 2006, directors who were employees of SeaChange received no cash compensation for their services as directors, except for reimbursement of expenses incurred in connection with attending meetings. In fiscal year 2006, SeaChange paid directors who are not employees of SeaChange a fee of $4,000 per quarter and a fee of $1,000 for each meeting of the Board of Directors that they attended in person or by phone and such directors were reimbursed for their reasonable out-of-pocket expenses incurred in attending such meetings. The Chairperson of the Audit Committee of the Board of Directors is also entitled to receive a cash payment of $2,000 per quarter for a total payment of $8,000 per annum.

     Each non-employee director is also eligible to participate in SeaChange’s 2005 Equity Compensation and Incentive Plan. In accordance with Financial Accounting Standards Board’s new expense recognition standard, beginning in SeaChange’s 2007 fiscal year, SeaChange is required to record in its statement of operations equity-based compensation expense for stock compensation awards, including stock options, based on the fair value of the equity instrument at the time of grant. The Compensation and Option Committee of the Board has been monitoring the new rules and regulations relating to stock option expensing as well as external market changes in equity compensation practices. Additionally, the Compensation and Option Committee evaluated the benefits and effectiveness of stock options against various other forms of equity compensation, including restricted stock units and restricted stock. As a result of this evaluation and the changing regulations, in December 2005, the Compensation and Option Committee of the Board adopted a new compensation policy for non-employee directors whereby each non-employee director is entitled to receive an annual grant of 10,000 restricted stock units in lieu of a quarterly option grant to purchase 2,500 shares of SeaChange’s common stock. Accordingly, in the fiscal year ended January 31, 2006, each of Messrs. Hoffmann, Olson and Vona and Ms. Cotton received 10,000 restricted stock units on December 8, 2005.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee currently consists of Ms. Cotton and Messrs. Hoffmann, Olson and Vona.

     The Audit Committee’s primary duties and responsibilities are to:

  Appoint, compensate and retain SeaChange’s independent registered public accounting firm, and oversee the work performed by the independent registered public accounting firm.

  Assist the Board of Directors in fulfilling its responsibilities by reviewing the financial reports provided by SeaChange to the SEC and SeaChange’s stockholders.

  Monitor the integrity of SeaChange’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

  Recommend, establish and monitor procedures designed to improve the quality and reliability of the disclosure of SeaChange’s financial condition and results of operations.

  Provide an avenue of communication among the independent registered public accounting firm, management and the Board of Directors.

     The Board of Directors has adopted a written charter setting out the functions the Audit Committee is to perform. A copy of this may be found on SeaChange’s website at www.schange.com under the “Corporate Governance” section of the “Investor Relations” link.

     Management has primary responsibility for SeaChange’s consolidated financial statements and the overall reporting process, including SeaChange’s system of internal controls.

     The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of SeaChange in conformity with accounting principles generally accepted in the United States of America, provides an attestation report on management’s assessment of SeaChange’s internal control over financial reporting in SeaChange’s annual report on Form 10-K and discusses with the Audit Committee any issues the independent registered public accounting firm believes should be raised with SeaChange.

     For fiscal year 2006, the Audit Committee reviewed the audited consolidated financial statements of SeaChange and met with both management and PricewaterhouseCoopers LLP, SeaChange’s independent registered public accounting firm, to discuss those consolidated financial statements. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that there were no material deficiencies in the design or operation of internal controls which could adversely affect SeaChange’s ability to record, process, summarize and report financial data and that there was no fraud, whether or not material, that involved management or other employees who have a significant role in SeaChange’s internal controls.

     The Committee has received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to PricewaterhouseCoopers LLP’s independence from SeaChange. The Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committees Communications).

     Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of SeaChange be included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2006. The Audit Committee also decided to retain PricewaterhouseCoopers LLP as SeaChange’s independent registered public accounting firm for the 2007 fiscal year.

RESPECTFULLY SUBMITTED BY THE AUDIT
COMMITTEE OF THE BOARD OF DIRECTORS

Mary Palermo Cotton (Chairman)
Thomas F. Olson
Martin R. Hoffmann
Carmine Vona

     The information contained in this Audit Committee Report shall not be deemed to be “soliciting material.” No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that SeaChange specifically incorporates this report or any portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

     In addition to Mr. Styslinger, SeaChange’s President, Chief Executive Officer, Chairman of the Board and Director, whose biographical information is set forth above at page 4, SeaChange’s executive officers are:

Executive Officer’s Name	Position and Principal Occupation and Business Experience During the Past Five Years
Andrew Thomas Birchall	Senior Vice President

Andrew Birchall, 61, has served as Senior Vice President of SeaChange since September 2005, concurrent with SeaChange’s acquisition of ODG. Mr. Birchall also serves as Executive Chairman of ODG, a position he has held since October 2002. Mr. Birchall was a founder of ODG in 1995. Prior to founding ODG, Mr. Birchall served as Head of Acquisitions and Managing Director of The Movie Channel at British Satellite Broadcasting from March 1987 to November 1990. Prior to that, from September 1984 to February 1987, Mr. Birchall served as Chief Executive Officer of Premiere International, the first pay TV film channel in the UK.

Kevin M. Bisson	Chief Financial Officer, Treasurer, Secretary and Senior Vice President, Finance and Administration

Kevin M. Bisson, 44, joined SeaChange on March 13, 2006 as the Senior Vice President, Finance and Administration, Secretary and Treasurer. Following the filing of SeaChange’s Annual Report on Form 10-K for the year ended January 31, 2006, Mr. Bisson assumed the role of Chief Financial Officer. Prior to joining SeaChange, Mr. Bisson served from May 2003 until March 2006 as the Senior Vice President and Chief Financial Officer of American Superconductor Corporation, an energy technologies company, and was also the Treasurer of American Superconductor Corporation from January 2004 until March 2006. Prior to joining American Superconductor Corporation, Mr. Bisson served from 2000 to 2003 as Vice President, Controller and Treasurer for Axcelis Technologies, Inc., a semiconductor equipment manufacturing company.

Steven M. Davi	Senior Vice President, Software Engineering

Steven M. Davi, 42, joined SeaChange in November 1997 and, since July 2005, has served as Senior Vice President, Software Engineering. Mr. Davi previously served as Vice President, Engineering from August 2003 to July 2005, as Manager, Engineering from August 1998 to August 2003 and as Consulting Software Engineer from November 1997 to August 1998. Prior to joining SeaChange, Mr. Davi served from September 1990 until November 1997 in various engineering and managerial positions at Banyan Systems Inc., a network operating system software company that specialized in enterprise scale directory and messaging products. Prior to joining Banyan Systems, Mr. Davi served from June 1985 until September 1990 in various engineering positions within the networking division at Data General.

Executive Officer’s Name	Position and Principal Occupation and Business Experience During the Past Five Years
William L. Fiedler	Chief Financial Officer (resigned as of April 18, 2006), Treasurer, Secretary and Senior Vice President, Finance and Administration (resigned as of March 13, 2006)

Through the above-mentioned dates, William L. Fiedler, 61, served as SeaChange’s Chief Financial Officer and Treasurer since September 1998, Senior Vice President, Finance and Administration, since August 2003, and Secretary since May 2000. Prior to assuming the role of Senior Vice President, Finance and Administration in August 2003, Mr. Fiedler served as Vice President, Finance and Administration, since September 1998. Prior to joining SeaChange, Mr. Fiedler served from July 1984 to June 1998 as the Chief Financial Officer, Treasurer and Senior Vice President, Finance and Administration of Matrix One, Inc., a developer of product data management systems. Prior to that, Mr. Fiedler served as the Chief Financial Officer of Hendrix Electronics Inc., a developer of text processing and graphics publishing systems, and had also held controllership positions at Bose Corporation and GTE Sylvania.

Ira Goldfarb	Senior Vice President, Worldwide Sales

Ira Goldfarb, 48, has served as Senior Vice President, Worldwide Sales since August 2003. Prior to that, Mr. Goldfarb served as Vice President, Worldwide Sales since January 1998, Vice President, U.S. Systems Sales from August 1997 to January 1998, as Vice President, Eastern Region from January 1997 to August 1997, and as Vice President, Central Region, from August 1994 to January 1997. Prior to joining SeaChange, Mr. Goldfarb held several sales management positions at Digital Equipment Corporation from September 1983 to July 1994.

Yvette Kanouff	Chief Strategy Officer

Yvette Kanouff, 40, joined SeaChange in September 1997 and, since March 2006, has served as SeaChange’s Chief Strategy Officer. Previously, Ms. Kanouff served from July 2005 to March 2006 as Senior Vice President, Strategic Planning and Business Development, and as Vice President, Interactive Television Management from August 2003 to July 2005. Prior to that, Mr. Kanouff served as Vice President, Technology from July 2001 to August 2003, and as Director, Interactive Technology from September 1997 to July 2001.

Anthony William Kelly	Senior Vice President

Anthony Kelly, 44, has served as Senior Vice President of SeaChange since September 2005, concurrent with SeaChange’s acquisition of ODG. Mr. Kelly also serves as Chief Executive Officer of ODG, a position he has held since 1996. Prior to assuming the role of Chief Executive Officer of ODG, Mr. Kelly served as a director of the Lambie Nairn Group from May 1992 to December 1994 and as an executive at Video Networks Limited from December 1992 to April 1995. Prior to that, from July 1990 to April 1992, Mr. Kelly served as CEO of the Palace Group, a major UK independent film producer and distributor. Before joining Palace, Mr. Kelly was Head of Program Finance at British Satellite Broadcasting from 1987 to June 1990.

Executive Officer’s Name	Position and Principal Occupation and Business Experience During the Past Five Years
Bruce E. Mann	Senior Vice President, Network Storage Engineering

Bruce E. Mann, 58, joined SeaChange in September 1994 as Vice President, Network Storage Engineering. In August 2003, Mr. Mann assumed the role of Senior Vice President, Network Storage Engineering. Prior to joining SeaChange, Mr. Mann served as Director of Engineering at Ungermann-Bass, Inc., a subsidiary of Tandem Computers Inc., from March 1993 to September 1994. Prior to that, from September 1976 to March 1993, Mr. Mann was an engineer at Digital Equipment Corporation, most recently as Senior Consulting Engineer.

     Executive officers of SeaChange are appointed by, and serve at the discretion of, the Board of Directors, and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of SeaChange. Each executive officer is a full time employee of SeaChange. There is no family relationship between any executive officer or director of SeaChange.

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning the compensation SeaChange paid for services rendered during the fiscal year ended January 31, 2006, the fiscal year ended January 31, 2005, and the fiscal year ended January 31, 2004, for its chief executive officer and each of its other four most highly compensated executive officers who received total salary and bonus in excess of $100,000 and who served as of January 31, 2006 (the “Named Executive Officers”).

Summary Compensation Table

					Long-Term Compensation(2)
	Annual Compensation(1)				Award
					Restricted	Securities
					Stock Unit	Underlying
Name and Principal Position	Period	Salary($)(1)	Bonus($)		Awards($)(3)	Options(#)
William C. Styslinger, III	2006	$334,999	$—		$189,000	—
President and Chief Executive	2005	336,249	—		—	100,000
Officer	2004	294,999	120,000		—	135,000

William L. Fiedler	2006	$260,059	$33,750		$—	—
Chief Financial Officer, Secretary,	2005	252,597	45,000		—	30,000
Treasurer and Senior Vice	2004	240,576	53,750		—	20,000
President, Finance and
Administration

Ira Goldfarb	2006	$150,000	$186,050	(4)	$113,290	—
Senior Vice President,	2005	150,000	389,787	(4)	—	25,000
Worldwide Sales	2004	150,000	334,433	(4)	—	29,500

Bruce E. Mann	2006	$258,883	$22,500		$113,290	—
Senior Vice President, Network	2005	246,679	45,000		—	25,000
Storage Engineering	2004	233,827	54,857		—	18,000

Yvette Kanouff	2006	$197,266	$141,089	(4)	$113,290	—
Chief Strategy Officer

____________________

(1)	The compensation described in this table does not include medical and group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of SeaChange and certain perquisites and other personal benefits, securities or property received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer’s salary disclosed in this table.

(2)	Represents stock options granted under SeaChange’s Amended and Restated 1995 Stock Option Plan and restricted stock units granted under SeaChange’s 2005 Equity Compensation and Incentive Plan. With the exception of the restricted stock unit awards and options disclosed in the table, SeaChange did not grant any stock options, stock appreciation rights or other equity compensation or make any long-term incentive plan payouts to Named Executive Officers during fiscal years 2006, 2005 and 2004.

(3)	On December 8, 2005, Messrs. Goldfarb and Mann and Ms. Kanouff were each granted 7,000 restricted stock units, which, as of January 31, 2006 had a value of $58,240 based on the closing price of SeaChange’s common stock on January 31, 2006. On February 9, 2006, Mr. Styslinger was granted 20,000 restricted stock units and each of Messrs. Goldfarb and Mann and Ms. Kanouff were granted 6,000 restricted stock units, and the value of these awards based on the closing price of SeaChange’s common stock on February 9, 2006 is reflected in the Summary Compensation Table. If these awards made February 9, 2006 had been outstanding on January 31, 2006, they would have had a value of $166,400 in the case of the award made to Mr. Styslinger and $49,920 for each of the other recipients, based on the closing price of SeaChange’s common stock on January 31, 2006. Each restricted stock unit award vests ratably over three years on the anniversary of the award grant. Upon each vesting date, the holder will be entitled to receive any dividends paid by SeaChange with respect to the common stock covered by the restricted stock units after the grant of the restricted stock units and/or the immediately preceding vesting date and prior to the applicable vesting date.

(4)	Represents sales commission.

OPTION GRANTS IN LAST FISCAL YEAR

     No options were granted to SeaChange’s Named Executive Officers during the fiscal year ended January 31, 2006 under SeaChange’s Amended and Restated 1995 Stock Option Plan or under SeaChange’s 2005 Equity Compensation and Incentive Plan.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth as of January 31, 2006 information with respect to options to purchase common stock granted to Named Executive Officers under SeaChange’s Amended and Restated 1995 Stock Option Plan and SeaChange’s 2005 Equity Compensation and Incentive Plan.

     The value of unexercised in-the-money options as of January 31, 2006 is based on the difference between the option exercise price and the fair market value of SeaChange’s common stock at January 31, 2006, SeaChange’s fiscal year-end ($8.32 per share as quoted on the Nasdaq National Market on January 31, 2006), multiplied by the number of shares underlying the option.

			Number of Securities
			Underlying			Value of Unexercised
			Unexercised Options			In-the-Money Options
	Shares		at January 31, 2006			At January 31, 2006
	Acquired on	Value	(#) Exercisable/			($) Exercisable/
Name	Exercise (#)	Realized ($)	Unexercisable			Unexercisable
William C. Styslinger, III	—	N/A	360,783	/	23,435	$41,863	/ $	30,934
William L. Fiedler	—	N/A	206,769	/	3,881	$330,775	/ $	6,870
Ira Goldfarb	—	N/A	122,397	/	6,503	$55,864	/ $	10,331
Bruce E. Mann	—	N/A	193,118	/	13,881	$116,535	/ $	30,045
Yvette Kanouff	—	N/A	117,173	/	6,077	$97,836	/ $	9,389

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information about the common stock that may be issued upon the exercise of options, warrants and rights under all of SeaChange’s existing equity compensation plans as of January 31, 2006, including the 2005 Equity Compensation and Incentive Plan, the Amended and Restated 1995 Stock Option Plan, the 1996 Non-Employee Director Stock Option Plan and the Second Amended and Restated 1996 Employee Stock Purchase Plan, as amended.

			Number of securities
			remaining available for
			future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan category	warrants and rights	warrants and rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by
security holders(1)	6,551,857 (2)	$14.68	944,317 (3)
Equity compensation not approved by
security holders(4)	160,134	$14.71	—
Total	6,711,991	$14.68 (5)	944,317
____________________

(1)	Consists of the 2005 Equity Compensation and Incentive Plan, the Amended and Restated 1995 Stock Option Plan, the 1996 Non-Employee Director Stock Option Plan and the Second Amended and Restated 1996 Employee Stock Purchase Plan, as amended.

(2)	Excludes the shares to be issued for the period ended May 31, 2006 under the Second Amended and Restated 1996 Employee Stock Purchase Plan, as amended, because the number of shares to be issued upon exercise of currently outstanding options thereunder cannot be determined, as it will be determined on May 31, 2006, the last day of the payment period, and will be for a maximum of 1,125 shares per eligible participant.

(3)	As of January 31, 2006, 832,104 shares remained available for issuance under the 2005 Equity Compensation and Incentive Plan and 112,901 shares remained available for grant under the Second Amended and Restated 1996 Employee Stock Purchase Plan, as amended. As of January 31, 2006, no shares remained available for issuance under the 1996 Non-Employee Director Stock Option Plan as this plan was terminated by the Board of Directors in May 2002 and no shares remained available for issuance under the Amended and Restated 1995 Stock Option Plan as the plan was terminated following the adoption of the 2005 Equity Compensation and Incentive Plan on July 13, 2005.

(4)	Pursuant to the Video-on-Demand Purchase Agreement, dated as of December 1, 2000, by and between SeaChange and Comcast Cable Communications of Pennsylvania, Inc., Comcast has been issued warrants exercisable for 450,000 shares of common stock. As disclosed in SeaChange’s Current Report on Form 8-K filed October 6, 2004, Comcast exercised certain of these warrants and there remains outstanding today one warrant exercisable for 160,134 shares of common stock with a per share exercise price of $14.71 and which is nonforfeitable and freely exercisable.

(5)	Excludes the weighted average exercise price for shares to be issued under the Second Amended and Restated 1996 Employee Stock Purchase Plan, as amended, because the weighted average exercise price of currently outstanding options thereunder cannot be determined, as it will be equal to 85% of the lower of the average market price of the common stock on December 1, 2005 and May 31, 2006, the first and last business day of the applicable payment period.

CHANGE IN CONTROL AGREEMENTS

     SeaChange has also entered into Change-In-Control Severance Agreements with certain of its executive officers which are designed to provide an incentive to each executive to remain with SeaChange leading up to and following a Change in Control. For purposes of the agreements, “Change in Control” means (i) the members of the Board of Directors of SeaChange at the beginning of any consecutive 24-calendar month period (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the Board, provided that any director whose election, or nomination for election, was approved by at least a majority of the members of the Board then still in office who were members of the Board at the beginning of the 24-calendar month period shall be deemed to be an Incumbent Director; (ii) any consolidation or merger whereby the stockholders of SeaChange immediately prior to the consolidation or merger do not, immediately after the consolidation or merger, beneficially own shares representing 50% or more of the combined voting power of the securities of the corporation (or its ultimate parent corporation) issuing cash or securities in the consolidation or merger; (iii) any sale or other transfer of all or substantially all of the assets of SeaChange to another entity, other than an entity of which at least 50% of the combined voting power is owned by stockholders in substantially the same proportion as their ownership of SeaChange prior to the transaction, or (iv) any approval by the stockholders of SeaChange of a plan for liquidation or dissolution of SeaChange.

     Upon a Change in Control, all of the executive’s unvested stock options and stock appreciation rights automatically vest and become immediately exercisable and all of the executive’s restricted stock and restricted stock rights automatically vest and become immediately transferable free of restrictions. In the event of a subsequent termination of the executive’s employment for any reason, all of the executive’s stock options become exercisable for the lesser of (i) the remaining applicable term of the particular stock option or (ii) three years from the date of termination. If within one year following a Change in Control the executive’s employment is terminated (i) by SeaChange other than for specified cause, death or disability, or (ii) by the executive for specified good reason, the executive shall be entitled to the following: (a) two times the executive’s annual base salary plus one times the executive’s bonus for the preceding year; (b) for a period of two years, continued health, life and disability benefits; (c) outplacement services for up to one year following termination; (d) up to $5,000 of financial planning services; and (e) accrued vacation pay. If all or any portion of the benefits and payments provided to the executive would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code resulting in the imposition on the executive of an excise tax, the payments and benefits will be “grossed-up” so as to place the executive in the same after-tax position as if no excise tax had been imposed.

MANAGEMENT TRANSITION AGREEMENT

     On January 30, 2006, SeaChange entered into a Management Transition Agreement with Mr. Fiedler, in connection with the transition by SeaChange to a new Chief Financial Officer. Pursuant to the terms of the agreement, Mr. Fiedler will remain an employee of SeaChange through January 31, 2008, receive his current basic salary as of the date of the agreement through April 30, 2006, receive a basic salary of $17,975 per month from May 1, 2006 through January 31, 2008, and continue to vest in his stock options throughout the term of the agreement. During the term of the agreement, Mr. Fiedler has agreed to make himself available as reasonably requested by SeaChange to provide services and duties as SeaChange reasonably requests, including, without limitation, providing training, advice and assistance to SeaChange and its new Chief Financial Officer in the transition to the position of Chief Financial Officer of SeaChange. A copy of this agreement was filed as Exhibit 10.2 to SeaChange’s Current Report on Form 8-K that was filed with the SEC on February 1, 2006.

COMPENSATION AND OPTION COMMITTEE REPORT

To SeaChange Stockholders:

     SeaChange’s executive compensation program is administered by the Compensation and Option Committee of the Board of Directors, which is comprised entirely of independent non-employee directors. Pursuant to authority delegated by the Board of Directors, the Compensation and Option Committee is responsible for reviewing and administering SeaChange’s stock ownership plans and reviewing and approving compensation for the executive officers of SeaChange.

     SeaChange’s current executive compensation program is designed to provide levels of compensation that assist SeaChange in attracting, motivating and retaining qualified executive officers and aligning the financial interests of the executive officers and other employees of SeaChange with those of its stockholders by providing a competitive compensation package based on corporate and individual performance. Compensation under the executive compensation program is comprised of cash compensation in the form of base salary, bonus and long-term incentive awards in the form of stock options and restricted stock units. The compensation program is also comprised of various benefits, including medical and insurance plans, and the Second Amended and Restated 1996 Employee Stock Purchase Plan, as amended, and 401(k) profit sharing plan, which plans are generally available to all employees of SeaChange.

Base Salary

     Base salary compensation levels for each of the executive officers of SeaChange, including the Chief Executive Officer, are generally set within the range of base salaries that the Compensation and Option Committee believes are paid to executive officers with comparable qualifications, experience and responsibilities at comparable companies. In setting compensation levels, the Compensation and Option Committee generally takes into account such factors as:

  SeaChange’s past operating and financial performance and future expectations;

  individual performance and experience; and

  past salary levels.

     The Compensation and Option Committee does not assign relative weights or rankings to these factors, but instead makes determinations based upon the consideration of all of these factors as well as the progress made with respect to the long-term goals and strategies of SeaChange.

Incentive Compensation

     For fiscal year 2006, SeaChange awarded bonuses (including the sales commissions paid to each of Mr. Goldfarb and Ms. Kanouff) in the aggregate amount of $518,491 to its executive officers. These bonus payments were made in recognition of the executive officers’ contributions to fiscal year 2006 performance of SeaChange and were determined in connection with an evaluation of the overall compensation, including sales commissions in the case of Mr. Goldfarb and Ms. Kanouff, paid by SeaChange to the recipient.

Equity Compensation

     Stock options and restricted stock units have been the principal vehicles used by SeaChange to provide long-term incentive-based compensation to improve its operating and financial performance and to support the recruitment, motivation and retention of key professional and managerial personnel. SeaChange’s equity compensation plans are administered by the Compensation and Option Committee. The Compensation and Option Committee has not granted stock options or other equity compensation at less than fair market value, other than the fifteen percent (15%) purchase price discount provided for in the terms of SeaChange’s employee stock purchase plan.

     Stock options and restricted stock units have been granted from time to time to eligible employees based upon SeaChange’s overall financial performance and their contribution thereto. Stock options and restricted stock units are designed to align the interests of SeaChange’s executive officers and other employees with those of its stockholders by encouraging them to enhance the value of SeaChange, the price of the common stock and, hence, the stockholders’ return. In addition, the vesting of stock options and restricted stock units over a period of time is designed to defer the receipt of compensation by the option holder, thus creating an incentive for the individual to remain with SeaChange. SeaChange periodically grants new options and restricted stock units to provide continuing incentives for future performance.

     During the fiscal year ended January 31, 2006, no options were granted to the executive officers of SeaChange. During the fiscal year ended January 31, 2006, an aggregate of 28,000 restricted stock units were granted to the executive officers of SeaChange. On February 9, 2006, an additional grant of 44,000 restricted stock units was made to executive officers of SeaChange, including a grant of 20,000 restricted stock units to SeaChange’s Chief Executive Officer. These grants were made in recognition of the executive officers’ contributions to SeaChange’s fiscal year 2006 operations and performance and as an incentive for future performance.

     The Compensation and Option Committee intends to grant equity ownership opportunities, including stock options, restricted stock units, restricted stock and other equity compensation, in an amount not greater than two percent (2.0%) per fiscal year, subject to reasonable adjustments as may be necessary to account for unusual corporate events such as acquisitions and hires of executive officers that may occur.

Other Benefits

     SeaChange also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. SeaChange offers a stock purchase plan, under which employees may purchase common stock at a discount, and a 401(k) profit sharing plan, which permits employees to invest in a choice of mutual funds on a pre-tax basis. SeaChange also maintains medical, disability and life insurance plans and other benefit plans for its employees.

Tax Deductibility of Executive Compensation

     In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), SeaChange cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation and Option Committee has considered the limitations on deductions imposed by Section 162(m) of the Code, and will continue to consider such deduction limitations of Section 162(m) of the Code when structuring its executive compensation arrangements.

THE COMPENSATION AND OPTION COMMITTEE:

Thomas F. Olson (Chairman)
Martin R. Hoffmann
Carmine Vona

     The information contained in this Compensation and Option Committee Report shall not be deemed to be “soliciting material.” No portion of this Compensation and Option Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that SeaChange specifically incorporates this report or any portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Option Committee consists of Messrs. Hoffmann, Olson and Vona. No person who served as a member of the Compensation and Option Committee was, during the past fiscal year, an officer or employee of SeaChange or any of its subsidiaries, was formerly an officer of SeaChange or any of its subsidiaries, or had any relationship requiring disclosure herein. No executive officer of SeaChange served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a director of SeaChange.

STOCK PERFORMANCE GRAPH

     The following graph compares the change in the cumulative total stockholder return on SeaChange’s common stock during the period from the close of trading on January 31, 2001 through January 31, 2006, with the cumulative total return on the Center for Research in Securities Prices (“CRSP”) Index for the Nasdaq Stock Market (U.S. Companies) and a SIC Code Index based on the SeaChange’s SIC Code. The comparison assumes $100 was invested on January 31, 2001 in SeaChange’s common stock at the $26.453 closing price on that date and in each of the foregoing indices and assumes reinvestment of dividends, if any.

     The following graph is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of SeaChange under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. The stock price performance shown on the following graph is not necessarily indicative of future price performance. Information used on the graph was obtained from Hemscott, Inc., Richmond, Virginia, a source believed to be reliable, but SeaChange is not responsible for any errors or omissions in such information.

     Comparison of Cumulative Total Return Among SeaChange International, Inc.,
Nasdaq National Market Index and SIC Code Index

Notes:

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

C.	The Index level for all series was set to 100.0 on January 31, 2001.

PROPOSAL NO. II

APPROVAL OF THE THIRD AMENDED AND RESTATED
1996 EMPLOYEE STOCK PURCHASE PLAN

     At the Annual Meeting, SeaChange’s stockholders will be asked to approve an amended and restated version of SeaChange’s Second Amended and Restated 1996 Employee Stock Purchase Plan (as amended, the “Plan”) which incorporates the following changes:

  extending the term of the plan for an additional ten years, to December 31, 2016;

  increasing the aggregate number of shares of common stock authorized for issuance under the Plan by five hundred thousand (500,000) shares, to one million six hundred thousand (1,600,000); and

  amending the price at which common stock is purchased under the Plan to provide that the purchase price is rounded up to the nearest whole cent, rather than being rounded up to avoid fractions of a dollar other than ¼, ½ and ¾.

     The Board of Directors on May 19, 2006 approved these amendments as part of the approval of the adoption of the Third Amended and Restated 1996 Employee Stock Purchase Plan, a copy of which is attached hereto as Appendix A.

The Board of Directors unanimously recommends a vote “FOR” the approval of the proposed amended and restated version of the Plan.

PURPOSE OF THE PLAN AND REASONS FOR AMENDMENT

     The Plan is intended to provide an incentive to, and to encourage stock ownership by, all eligible employees of SeaChange and its participating subsidiaries so that they may share in the growth of SeaChange by acquiring or increasing their ownership interest in SeaChange. Currently, it is estimated that 670 SeaChange employees are eligible to participate in the Plan. The Plan is designed to encourage eligible employees to remain in the employ of SeaChange and its participating subsidiaries.

     Unless amended, the Plan will expire by its terms on December 31, 2006, meaning that SeaChange will no longer be able to offer to eligible persons the ability to participate in the Plan. As amended, the term of the plan will be extended until December 31, 2016.

     In addition to extending the term of the Plan, the amended Plan increases the number of shares of common stock authorized for issuance thereunder. As of May 22, 2006, there remained 112,901 shares of common stock available for issuance under the Plan. Accordingly, the amended Plan provides for the issuance of an additional 500,000 shares under the Plan.

     The amended Plan also amends the price at which common stock is purchased, to provide that the purchase price is rounded up to the nearest whole cent, rather than being rounded up to avoid fractions of a dollar other than ¼, ½ and ¾.

     SeaChange believes that these changes will enable SeaChange to continue to use the Plan as an effective part of the overall compensation offered by SeaChange to its employees.

SUMMARY OF THE PLAN

Shares Subject to Plan

     As amended, the Plan would authorize the issuance of up to an aggregate of 1,600,000 shares of common stock, subject to adjustment for changes in SeaChange’s capital stock, pursuant to the exercise of non-transferable options granted to participating employees. The common stock subject to the options under the Plan includes shares of authorized but unissued common stock and shares of common stock reacquired by SeaChange, including shares purchased in the open market.

     Option holders are generally protected against dilution in the event of certain capital changes such as a recapitalization, stock split, merger, consolidation, reorganization, combination, liquidation, stock dividend or similar transaction. If a stock purchase option granted under the Plan expires or terminates for any reason without having been exercised in whole or in part, the unpurchased shares subject thereto may again be available under the Plan.

Eligibility

     Employees of SeaChange or any of its participating subsidiaries whose customary employment is more than 20 hours per week are eligible to participate in the Plan. An employee may not be granted an option under the Plan if, after the granting of the option, such employee would be treated as owning 5% or more of the total combined voting power or value of all classes of stock of SeaChange or its subsidiaries. Directors who are not employees of SeaChange may not participate in the Plan.

Administration

     As permitted by the terms of the Plan, the Plan is administered by the Compensation and Option Committee of the Board of Directors. The Compensation and Option Committee, subject to the provisions of the Plan, has the power to construe the Plan, to determine all questions thereunder, and to adopt and amend such rules and regulations for administration of the Plan as it may deem appropriate.

Payment Periods; Payment for Shares of Common Stock

     An employee electing to participate in the Plan must authorize, with respect to a given payment period, an amount (a whole percentage not less than 1% nor more than 10% of the employee’s cash compensation, including base pay or salary and any overtime, bonuses or commissions) to be deducted by SeaChange from the employee’s pay and applied toward the purchase of common stock under the Plan. Payment periods shall consist of six month periods commencing on June 1 and December 1 and ending on November 30 and May 31, respectively.

     On the first business day of each payment period, SeaChange will grant to each Plan participant an option to purchase shares of the common stock of SeaChange. On the last day of the payment period, the employee will be deemed to have exercised this option, at the option price, to the extent of such employee’s accumulated payroll deductions, on the condition that the employee remains eligible to participate in the Plan throughout such payment period. In no event, however, may the employee exercise an option granted under the Plan for more than 1,125 shares during a payment period. If the amount of the accumulated payroll deductions exceeds the aggregate purchase price of 1,125 shares, the excess deductions will be promptly refunded to the employee without interest. Furthermore, no employee may be granted an option which permits the employee’s right to purchase shares of common stock under the Plan and all other Section 423(b) plans of SeaChange and any subsidiary corporations, to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined on the respective date(s) of grant) for each calendar year in which the option is outstanding. Any excess accumulation of payroll deductions will be promptly refunded to the employee without interest. As described above, the amended Plan would provide for the option price in an amount equal to the lesser of 85% of the average market price of the common stock on the first business day of the payment and the last business day of the payment period, with such discounted price rounded up to the nearest whole cent.

Authorization for Entering the Plan

     As SeaChange’s common stock is quoted on the Nasdaq National Market, for purposes of the Plan, the term “average market price” on any date means the last reported sale price (on that date) of the common stock on the Nasdaq National Market.

     An employee may enter the Plan by delivering to SeaChange, at least 10 days before the beginning date of the next succeeding payment period, an authorization:

  stating the initial percentage to be deducted regularly from the employee’s pay;

  authorizing the purchase of shares of common stock for the employee in each payment period in accordance with the terms of the Plan; and

  specifying the exact name or names in which stock purchased for the employee is to be issued.

     Unless an employee files a new authorization or withdraws from the Plan, the deductions and purchases under the authorization the employee has on file under the Plan will continue from the initial payment period to succeeding payment periods as long as the Plan is in effect. Deductions may not be increased or decreased during a payment period.

Transferability

     An employee’s rights under the Plan are the employee’s alone and may not be transferred to, assigned to, or availed of by, any other person. Any option granted to an employee may be exercised, during the employee’s lifetime, only by the employee.

Withdrawal from Plan

     An employee may withdraw from the Plan, in whole but not in part, at any time prior to the last business day of each payment period by delivering a withdrawal notice to SeaChange, in which event SeaChange will refund the entire balance of the employee’s deductions not previously used to purchase stock under the Plan without interest.

Amendments and Termination

     The Board of Directors may from time to time adopt amendments to the Plan, provided that, without the approval of SeaChange’s stockholders, no amendment may increase the number of shares that may be issued under the Plan or change the class of employees eligible to receive options under the Plan if such action would be treated as the adoption of a new plan for purposes of Section 423(b) of the Code. The Plan may be terminated at any time by the Board of Directors, provided that such termination will not affect options then outstanding under the Plan. If at any time shares of common stock reserved for issuance under the Plan remain available for purchase, but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares will be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase stock, and the Plan will terminate. Upon termination of the Plan, all payroll deductions not used to purchase common stock will be refunded to Plan participants without interest.

Termination of Employee’s Rights

     If an employee is not a participant in the Plan on the last day of the payment period, the employee generally is not entitled to exercise his or her option. An employee’s rights under the Plan generally terminate upon his or her voluntary withdrawal from the Plan at any time, or when he or she ceases employment because of retirement, voluntary or involuntary termination, resignation, layoff, discharge, death, or for any other reason. An employee’s employment shall be treated as continuing intact when such employee is on military leave, sick leave or other bona fide leave of absence, for up to 90 days or for so long as the employee’s right to re-employment is guaranteed either by statute or by contract, if longer than 90 days.

Application of Funds and Government Regulations

     The proceeds received by SeaChange from the sale of common stock pursuant to the Plan will be used for general corporate purposes. SeaChange’s obligation to deliver shares of common stock is subject to the approval of any governmental authority required in connection with the sale or issuance of such shares.

Termination Date

     As amended, the Plan will expire on December 31, 2016, unless terminated earlier by the Board of Directors.

FEDERAL INCOME TAX CONSEQUENCES

     The following summarizes certain United States federal income tax considerations for employees participating in the Plan and certain tax effects to SeaChange. The summary, however, does not address every situation that may result in taxation. For example, it does not discuss foreign, state, or local taxes, or any of the tax implications arising from a participant’s death. The summary is not intended as a substitute for careful tax planning, and each employee is urged to consult with and rely on his or her own advisors with respect to the possible tax consequences (federal, state and local) of exercising his or her rights under the Plan.

1.	The amounts deducted from an employee’s pay under the Plan will be included in the employee’s compensation subject to federal income tax. Subject to certain requirements, generally no additional income will be recognized by the employee either at the time options are granted pursuant to the Plan or at the time the employee purchases shares pursuant to the Plan.

2.	If the employee disposes of shares purchased pursuant to the Plan more than two years after the first business day of the payment period in which the employee acquired the shares, then upon such disposition the employee will recognize ordinary income in an amount equal to the lesser of:

	(a)	the excess, if any, of the fair market value of the shares at the time of disposition over the amount the employee paid for the shares, or

	(b)	the excess of the fair market value of the shares on the first business day of the payment period over the option price.

In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares and the employee’s tax basis in the shares (generally the amount the employee paid for the shares plus the amount, if any, taxed as ordinary income). If the employee’s holding period for the shares exceeds one year, such gain or loss will be long-term capital gain or loss.

3.	If the employee disposes of shares purchased pursuant to the Plan within two years after the first business day of the payment period in which the employee acquired the shares, then upon disposition the employee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the last business day of the applicable payment period over the amount the employee paid for the shares.

In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the employee’s tax basis in the shares (generally the amount the employee paid for the shares plus the amount, if any, taxed to the employee as ordinary income). If the employee’s holding period for the shares is more than one year, such gain or loss will be long-term capital gain or loss.

4.	If the employee disposes of shares purchased pursuant to the Plan more than two years after the first business day of the payment period, SeaChange will not be entitled to any federal income tax deduction with respect to the options granted or the shares issued upon their exercise. If the employee disposes of shares purchased pursuant to the Plan prior to the expiration of the two-year holding period, SeaChange generally will be entitled to a federal income tax deduction in an amount equal to the amount which is treated as ordinary income to the employee as a result of the disposition.

PROPOSAL NO. III

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

     The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP, independent accountants, to serve as the registered public accounting firm for the fiscal year ending January 31, 2007. PricewaterhouseCoopers LLP has audited and reported upon the financial statements of SeaChange for the fiscal year ended January 31, 2006 and has served as SeaChange’s independent registered public accounting firm since 1993.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The Board of Directors has put the ratification of the selection of PricewaterhouseCoopers LLP before the stockholders because the Board believes that seeking stockholder ratification of the selection of the independent registered public accounting firm is good corporate practice. If the appointment of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will first review the basis for the stockholder vote and SeaChange’s relationship with PricewaterhouseCoopers LLP and will then take such action as it deems necessary.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of SeaChange’s independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Fees for Services Provided by PricewaterhouseCoopers LLP

     The following table sets forth the aggregate fees for services provided by PricewaterhouseCoopers LLP, SeaChange’s independent registered public accounting firm, for the fiscal years ended January 31, 2006 and January 31, 2005.

	2006	2005
Audit Fees	$ 1,287,857	$ 1,038,198
Audit-Related Fees	—	20,000
Tax Fees	431,700	144,475
All Other Fees	—	—
Total:	1,719,557	1,202,673

Audit Fees

     These are fees billed for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended January 31, 2006 and January 31, 2005, for (a) the annual audit of SeaChange’s financial statements for each such fiscal year including statutory audits of foreign subsidiaries and the accompanying attestation report regarding SeaChange’s internal control over financial reporting contained in SeaChange’s annual report on Form 10-K, (b) reviews of the quarterly financial information included in SeaChange’s Quarterly Reports on Form 10-Q for each such fiscal year and (c) reviews of SEC filings.

Audit-Related Fees

     These are fees billed for audit-related services that are not reported as Audit Fees for the fiscal year ended January 31, 2005. The Audit-Related Fees for the fiscal year ended January 31, 2005 related to the audit of SeaChange’s 401(k) retirement savings plan.

Tax Fees

     These are fees billed for professional services for tax compliance, tax advice and tax planning for the fiscal years ended January 31, 2006 and January 31, 2005. The Tax Fees for each of the foregoing fiscal years related to tax planning and compliance services, including the preparation of original and amended tax returns and claims for refunds.

     The Audit Committee of the Board of Directors has determined that the provision of the services as set out above is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Audit Committee Pre-Approval Policy

     The Audit Committee’s policy is to pre-approve all audit, audit-related, tax and other non-audit services that may be provided by PricewaterhouseCoopers LLP, the independent registered public accounting firm. The policy identifies the principles that must be considered by the Audit Committee in approving these services to ensure that PricewaterhouseCoopers LLP’s independence is not impaired; describes the audit and audit-related, tax and other services that may be provided; and sets forth pre-approval requirements for all permitted services. To date, Audit Committee pre-approval has been sought for the provision of all services by PricewaterhouseCoopers LLP.

OTHER MATTERS

EXPENSES AND SOLICITATION

     All costs of solicitation of proxies will be borne by SeaChange. In addition to solicitations by mail, certain of SeaChange’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, e-mail and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and SeaChange will reimburse them for their reasonable out-of-pocket costs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act, requires SeaChange’s directors, executive officers and holders of more than 10% of SeaChange’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of SeaChange. Such persons are required by regulations of the SEC to furnish SeaChange with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended January 31, 2006 and written representations from certain Reporting Persons, SeaChange believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended January 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     SeaChange has adopted a policy that all transactions between SeaChange and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to SeaChange than could be obtained from unaffiliated third parties.

     On September 23, 2005, SeaChange entered into an Agreement for the Sale and Purchase of Share Capital of ODG (the “Share Purchase Agreement”) by and among SeaChange, Anthony William Kelly, Andrew Thomas Birchall, Judith Kelly and Michael Kelly (collectively, the “ODG Stockholders”) providing for the purchase by SeaChange of the remaining 72.4% of the outstanding capital stock of On Demand Group Limited, a corporation incorporated under the laws of the United Kingdom (“ODG”), not then owned by SeaChange. Prior to that date, SeaChange had previously purchased a 27.6% interest in ODG for an aggregate of $3,100,000. At the closing of the

Share Purchase Agreement, SeaChange paid the ODG Stockholders approximately $13,400,000 in cash, with Mr. Birchall receiving $6,700,000 and Mr. Kelly and his immediate family receiving $6,700,000. The Share Purchase Agreement also provides for additional payments to be made to the ODG Stockholders based on their prior holdings of ODG capital stock both if ODG meets certain annual performance goals through the period ending January 31, 2008 and if ODG sells its interest in Filmflex. On May 10, 2006, SeaChange paid to the ODG Stockholders an aggregate of $2,800,000 in cash pursuant to the terms of the Share Purchase Agreement and based on the performance of ODG through January 31, 2006, with Mr. Birchall receiving $1,400,000 and Mr. Kelly and his immediate family receiving $1,400,000.

...

FOLD AND DETACH HERE

SEACHANGE INTERNATIONAL, INC.

Annual Meeting of Stockholders to be held on July 12, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints William C. Styslinger, III and Kevin M. Bisson and each of them, with full power of substitution, as proxies to represent and vote all shares of common stock of SeaChange International, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of SeaChange to be held on July 12, 2006, at 10:00 a.m. local time, at SeaChange’s offices located at 50 Nagog Park, Acton, Massachusetts 01720, and at all adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated May 24, 2006, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR, FOR THE APPROVAL OF SEACHANGE’S THIRD AMENDED AND RESTATED 1996 EMPLOYEE STOCK PURCHASE PLAN, AND FOR THE RATIFICATION OF THE APPOINTMENT OF SEACHANGE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Address Change/Comments:__________________________________________________________________________________________________________________________________
__________________________________________________________________________________________________________________________________________________________
__________________________________________________________________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side)

SEE REVERSE SIDE

ATTN: MARTHA SCHAEFER
50 NAGOG PARK
ACTON, MA 01720

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by SeaChange International, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SeaChange International, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

...
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

SEACHANGE INTERNATIONAL, INC.

Vote on Director

1.	To elect one (1) Class I Director to serve for a three-year term.

Nominee:		For	Withheld

(01) William C. Styslinger, III		☐	☐

Vote on Proposals		For	Against	Abstain

2.	To approve SeaChange’s Third Amended and Restated 1996 Employee Stock Purchase Plan.	☐	☐	☐

3.	To ratify the appointment of SeaChange’s independent registered public accounting firm, PricewaterhouseCoopers LLP.	☐	☐	☐

Signature _____________________  Signature _____________________  Date _____________________

Please sign exactly as name appears below. Joint owners must both sign. Attorney, executor, administrator, trustee or guardian must give full title as such. A company or partnership must sign its full name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

HOUSEHOLDING ELECTION – Please indicate if you consent to receive future investor communications in a single package per household.

Yes	No

☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [PLEASE SIGN WITHIN BOX]	Date

Appendix A

SEACHANGE INTERNATIONAL, INC.

~~SECOND~~THIRD AMENDED AND RESTATED
1996 EMPLOYEE STOCK PURCHASE PLAN~~, AS AMENDED~~1

Article 1 - Purpose.

     This ~~Second~~Third Amended and Restated 1996 Employee Stock Purchase Plan (the “Plan”) is intended to encourage stock ownership by all eligible employees of SeaChange International, Inc. (the “Company”), a Delaware corporation, and its participating subsidiaries (as defined in Article 17) so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company and its participating subsidiaries. The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

Article 2 - Administration of the Plan.

     The Plan may be administered by a committee appointed by the Board of Directors of the Company (the “Committee”). The Committee shall consist of not less than two members of the Company’s Board of Directors. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. The Committee may select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

     The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final, unless otherwise determined by the Board of Directors. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best, provided that any such rules and regulations shall be applied on a uniform basis to all employees under the Plan. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

     In the event the Board of Directors fails to appoint or refrains from appointing a Committee, the Board of Directors shall have all power and authority to administer the Plan. In such event, the word “Committee” wherever used herein shall be deemed to mean the Board of Directors.

Article 3 - Eligible Employees.

     All employees of the Company or any of its participating subsidiaries whose customary employment is more than 20 hours per week shall be eligible to receive options under the Plan to purchase Common Stock (as defined herein), and all eligible employees shall have the same rights and privileges hereunder. Persons who are eligible employees on the first business day of any Payment Period (as defined in Article 5) shall receive their options as of such day. Persons who become eligible employees after any date on which options are granted under the Plan shall be granted options on the first day of the next succeeding Payment Period on which options are granted to eligible employees under the Plan. In no event, however, may an employee be granted an option if such employee, immediately after the option was granted, would be treated as owning stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent corporation or subsidiary corporation, as the terms “parent corporation” and “subsidiary corporation” are defined in Section 424(e) and (f) of the Code. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

____________________

1	The marked changes show the amendments to the Second Amended and Restated 1996 Employee Stock Purchase Plan, as amended, approved by the Board of Directors on May 19, 2006 and for which stockholder approval is being sought.

Article 4 - Stock Subject to the Plan.

     The stock subject to the options under the Plan shall be shares of the Company’s authorized but unissued Common Stock, par value $.01 per share (the “Common Stock”), or shares of Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is ~~1,100,000~~1,600,000, subject to adjustment as provided in Article 12. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available under the Plan.

Article 5 - Payment Period and Stock Options.

     ~~Prior to May 1, 2000, Payment Periods shall consist of the six-month periods commencing on May 1 and November 1 and ending on October 31 and April 30. The Payment Period commencing May 1, 2000 shall extend for the seven-month period from May 1, 2000 to November 30, 2000. Thereafter and for the remainder of the duration of the Plan,~~ Payment Periods shall consist of the six-month periods commencing on June 1 and December 1 and ending on November 30 and May 31, respectively.

     Twice each year, on the first business day of each Payment Period, the Company will grant to each eligible employee who is then a participant in the Plan an option to purchase on the last business day of such Payment Period, at the Option Price hereinafter provided for, a maximum of 1125 shares, on condition that such employee remains eligible to participate in the Plan throughout the remainder of such Payment Period. The participant shall be entitled to exercise the option so granted only to the extent of the participant’s accumulated payroll deductions on the last business day of such Payment Period. If the participant’s accumulated payroll deductions on the last business day of the Payment Period would enable the participant to purchase more than 1125 shares except for the 1125-share limitation, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the 1125 shares shall be promptly refunded to the participant by the Company, without interest. The Option Price per share for each Payment Period shall be the lesser of (i) 85% of the average market price of the Common Stock on the first business day of the Payment Period and (ii) 85% of the average market price of the Common Stock on the last business day of the Payment Period, in either event rounded ~~up to avoid fractions of a dollar other than 1/4, 1/2 and 3/4~~up to the nearest whole cent. The foregoing limitation on the number of shares subject to options and the Option Price shall be subject to adjustment as provided in Article 12.

     For purposes of the Plan, the term “average market price” on any date means (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not then traded on a national securities exchange or reported on the Nasdaq National Market; or (iv) if the Common Stock is not publicly traded, the fair market value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length.

     For purposes of the Plan, the term “business day” means a day on which there is trading on the Nasdaq National Market or the aforementioned national securities exchange, whichever is applicable pursuant to the preceding paragraph; and if neither is applicable, a day that is not a Saturday, Sunday or legal holiday in the Commonwealth of Massachusetts.

     No employee shall be granted an option which permits the employee’s right to purchase stock under the Plan, and under all other Section 423(b) employee stock purchase plans of the Company and any parent or subsidiary corporations, to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined on the date or dates that options on such stock were granted) for each calendar year in which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code. If the participant’s accumulated payroll deductions on the last business day of the Payment Period would otherwise enable the participant to purchase Common Stock in excess of the Section 423(b)(8) limitation described in this paragraph, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the shares actually purchased shall be promptly refunded to the participant by the Company, without interest.

Article 6 - Exercise of Option.

     Each eligible employee who continues to be a participant in the Plan on the last business day of a Payment Period shall be deemed to have exercised his or her option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of the Plan as the participant’s accumulated payroll deductions on such date will pay for at the Option Price, subject to the 1125-share limit of the option and the Section 423(b)(8) limitation described in Article 5. If the individual is not a participant on the last business day of a Payment Period, he or she shall not be entitled to exercise his or her option. Only full shares of Common Stock may be purchased under the Plan. Unused payroll deductions remaining in a participant’s account at the end of a Payment Period by reason of the inability to purchase a fractional share shall be carried forward to the next Payment Period.

Article 7 - Authorization for Entering the Plan.

     An employee may elect to enter the Plan by filling out, signing and delivering to the Company an authorization:

A. Stating the percentage to be deducted regularly from the employee’s pay;

B. Authorizing the purchase of stock for the employee in each Payment Period in accordance with the terms of the Plan; and

C. Specifying the exact name or names in which stock purchased for the employee is to be issued as provided under Article 11 hereof.

     Such authorization must be received by the Company at least ten days before the first day of the next succeeding Payment Period and shall take effect only if the employee is an eligible employee on the first business day of such Payment Period.

     Unless a participant files a new authorization or withdraws from the Plan, the deductions and purchases under the authorization the participant has on file under the Plan will continue from one Payment Period to succeeding Payment Periods as long as the Plan remains in effect.

     The Company will accumulate and hold for each participant’s account the amounts deducted from his or her pay. No interest will be paid on these amounts.

Article 8 - Maximum Amount of Payroll Deductions.

     An employee may authorize payroll deductions in an amount (expressed as a whole percentage) not less than one percent (1%) but not more than ten percent (10%) of the employee’s total compensation, including base pay or salary and any overtime, bonuses or commissions.

Article 9 - Change in Payroll Deductions.

     Deductions may not be increased or decreased during a Payment Period. However, a participant may withdraw in full from the Plan.

Article 10 - Withdrawal from the Plan.

     An employee may withdraw from the Plan (in whole but not in part) at any time prior to the last business day of a Payment Period by delivering a withdrawal notice to the Company, in which event the Company shall promptly refund the entire balance of the employee’s deductions not previously used to purchase stock under the Plan.

     To re-enter the Plan, an employee who has previously withdrawn must file a new authorization at least ten days before the first day of the next Payment Period in which he or she wishes to participate. The employee’s re-entry into the Plan becomes effective at the beginning of such Payment Period, provided that he or she is an eligible employee on the first business day of the Payment Period.

Article 11 - Issuance of Stock.

     Certificates for stock issued to participants shall be delivered as soon as practicable after each Payment Period by the Company’s transfer agent.

     Stock purchased under the Plan shall be issued only in the name of the participant, or if the participant’s authorization so specifies, in the name of the participant and another person of legal age as joint tenants with rights of survivorship.

Article 12 - Adjustments.

     Upon the happening of any of the following described events, a participant’s rights under options granted under the Plan shall be adjusted as hereinafter provided:

A. In the event that the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if, upon a reorganization, split-up, liquidation, recapitalization or the like of the Company, the shares of Common Stock shall be exchanged for other securities of the Company, each participant shall be entitled, subject to the conditions herein stated, to purchase such number of shares of Common Stock or amount of other securities of the Company as were exchangeable for the number of shares of Common Stock that such participant would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or exchange; and

B. In the event the Company shall issue any of its shares as a stock dividend upon or with respect to the shares of stock of the class which shall at the time be subject to option hereunder, each participant upon exercising such an option shall be entitled to receive (for the purchase price paid upon such exercise) the shares as to which the participant is exercising his or her option and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, as is equal to the number of shares thereof and the amount of cash in lieu of fractional shares, respectively, which the participant would have received if the participant had been the holder of the shares as to which the participant is exercising his or her option at all times between the date of the granting of such option and the date of its exercise.

     Upon the happening of any of the foregoing events, the class and aggregate number of shares set forth in Article 4 hereof which are subject to options which have been or may be granted under the Plan and the limitations set forth in the second paragraph of Article 5 shall also be appropriately adjusted to reflect the events specified in paragraphs A and B above. Notwithstanding the foregoing, any adjustments made pursuant to paragraphs A or B shall be made only after the Committee, based on advice of counsel for the Company, determines whether such adjustments would constitute a “modification” (as that term is defined in Section 424 of the Code). If the Committee determines that such adjustments would constitute a modification, it may refrain from making such adjustments.

     If the Company is to be consolidated with or acquired by another entity (x) in a merger, consolidation or other reorganization in which the holders of the outstanding voting stock of the Company immediately preceding the consummation of such event shall, immediately following such event, hold, as a group, less than a majority of the voting securities of the surviving or resulting entity, (y) a sale of all or substantially all of the Company’s assets or (z) otherwise (an “Acquisition”), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”) shall, with respect to options then outstanding under the Plan, either (i) make appropriate provision for the continuation of such options by arranging for the substitution on an equitable basis for the shares then subject to such options either (a) the consideration payable with respect to the outstanding shares of the Common Stock in connection with the Acquisition, (b) shares of stock of the surviving or successor corporation, or a parent or subsidiary of such corporation, or (c) such other securities as the Successor Board deems appropriate, the fair market value of which shall not materially exceed the fair market value of the shares of Common Stock subject to such options immediately preceding the Acquisition; or (ii) terminate each participant’s options in exchange for a cash payment equal to the excess of (a) the fair market value on the date of the Acquisition, of the number of shares of Common Stock that the participant’s accumulated payroll deductions as of the date of the Acquisition could purchase, at an option price determined with reference only to the first business day of the applicable Payment Period and subject to the 1125-share, Code Section 423(b)(8) and fractional-share limitations on the amount of stock a participant would be entitled to purchase, over (b) the result of multiplying such number of shares by such option price.

     The Committee or Successor Board shall determine the adjustments to be made under this Article 12, and its determination shall be conclusive.

Article 13 - No Transfer or Assignment of Employee’s Rights.

     An option granted under the Plan may not be transferred or assigned and may be exercised only by the participant.

Article 14 - Termination of Employee’s Rights.

     Whenever a participant ceases to be an eligible employee because of retirement, voluntary or involuntary termination, resignation, layoff, discharge, death or for any other reason, his or her rights under the Plan shall immediately terminate, and the Company shall promptly refund, without interest, the entire balance of his or her payroll deduction account under the Plan. Notwithstanding the foregoing, eligible employment shall be treated as continuing intact while a participant is on military leave, sick leave or other bona fide leave of absence, for up to 90 days, or for so long as the participant’s right to re-employment is guaranteed either by statute or by contract, if longer than 90 days.

Article 15 - Termination and Amendments to Plan.

     Unless terminated sooner as provided below, the Plan shall terminate on December 31, ~~2006~~2016. The Plan may be terminated at any time by the Company’s Board of Directors but such termination shall not affect options then outstanding under the Plan. It will terminate in any case when all or substantially all of the unissued shares of stock reserved for the purposes of the Plan have been purchased. If at any time shares of stock reserved for the purpose of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase stock, and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase stock will be refunded, without interest.

     The Committee or the Board of Directors may from time to time adopt amendments to the Plan provided that, without the approval of the stockholders of the Company, no amendment may (i) increase the number of shares that may be issued under the Plan, or (ii) change the class of employees eligible to receive options under the Plan, if such action would be treated as the adoption of a new plan for purposes of Section 423(b) of the Code.

Article 16 - Limits on Sale of Stock Purchased under the Plan.

     The Plan is intended to provide shares of Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his or her own affairs. An employee may, therefore, sell stock purchased under the Plan at any time the employee chooses, subject to compliance with any applicable federal or state securities laws and subject to any restrictions imposed under Article 21 to ensure that tax withholding obligations are satisfied. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE COMMON STOCK.

Article 17 - Participating Subsidiaries.

     The term “participating subsidiary” shall mean any present or future subsidiary of the Company, as that term is defined in Section 424(f) of the Code, which is designated from time to time by the Board of Directors to participate in the Plan. The Board of Directors shall have the power to make such designation before or after the Plan is approved by the stockholders.

Article 18 - Optionees Not Stockholders.

     Neither the granting of an option to an employee nor the deductions from his or her pay shall constitute such employee a stockholder of the shares covered by an option until such shares have been actually purchased by the employee.

Article 19 - Application of Funds.

     The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.

Article 20 - Notice to Company of Disqualifying Disposition.

     By electing to participate in the Plan, each participant agrees to notify the Company in writing immediately after the participant transfers Common Stock acquired under the Plan, if such transfer occurs within two years after the first business day of the Payment Period in which such Common Stock was acquired. Each participant further agrees to provide any information about such a transfer as may be requested by the Company or any subsidiary corporation in order to assist it in complying with the tax laws. Such dispositions generally are treated as “disqualifying dispositions” under Sections 421 and 424 of the Code, which have certain tax consequences to participants and to the Company and its participating subsidiaries.

Article 21 - Withholding of Additional Income Taxes.

     By electing to participate in the Plan, each participant acknowledges that the Company and its participating subsidiaries are required to withhold taxes with respect to the amounts deducted from the participant’s compensation and accumulated for the benefit of the participant under the Plan, and each participant agrees that the Company and its participating subsidiaries may deduct additional amounts from the participant’s compensation, when amounts are added to the participant’s account, used to purchase Common Stock or refunded, in order to satisfy such withholding obligations. Each participant further acknowledges that when Common Stock is purchased under the Plan the Company and its participating subsidiaries may be required to withhold taxes with respect to all or a portion of the difference between the fair market value of the Common Stock purchased and its purchase price, and each participant agrees that such taxes may be withheld from compensation otherwise payable to such participant. It is intended that tax withholding will be accomplished in such a manner that the full amount of payroll deductions elected by the participant under Article 7 will be used to purchase Common Stock. However, if amounts sufficient to satisfy applicable tax withholding obligations have not been withheld from compensation otherwise payable to any participant, then, notwithstanding any other provision of the Plan, the Company may withhold such taxes from the participant’s accumulated payroll deductions and apply the net amount to the purchase of Common Stock, unless the participant pays to the Company, prior to the exercise date, an amount sufficient to satisfy such withholding obligations. Each participant further acknowledges that the Company and its participating subsidiaries may be required to withhold taxes in connection with the disposition of stock acquired under the Plan and agrees that the Company or any participating subsidiary may take whatever action it considers appropriate to satisfy such withholding requirements, including deducting from compensation otherwise payable to such participant an amount sufficient to satisfy such withholding requirements or conditioning any disposition of Common Stock by the participant upon the payment to the Company or such subsidiary of an amount sufficient to satisfy such withholding requirements.

Article 22 - Governmental Regulations.

     The Company’s obligation to sell and deliver shares of Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

     Government regulations may impose reporting or other obligations on the Company with respect to the Plan. For example, the Company may be required to identify shares of Common Stock issued under the Plan on its stock ownership records and send tax information statements to employees and former employees who transfer title to such shares.

Article 23 - Governing Law.

     The validity and construction of the Plan shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

Article 24 - Approval of Board of Directors and Stockholders of the Company.

     The 1996 Employee Stock Purchase Plan was adopted by the Board of Directors on September 6, 1996 and was approved by the stockholders of the Company on October 25, 1996. The 1996 Employee Stock Purchase Plan was amended and restated on May 29, 1997 to constitute the Amended and Restated 1996 Employee Stock Purchase Plan. The Amended and Restated 1996 Employee Stock Purchase Plan was amended and restated on April 14, 2000 to constitute the Second Amended and Restated 1996 Employee Stock Purchase Plan. The Second Amended and Restated 1996 Employee Stock Purchase Plan was further amended on July 12, 2002, July 16, 2003 and May 19, 2006. The Third Amended and Restated 1996 Employee Stock Purchase Plan was adopted by the Board of Directors on May 19, 2006 and was approved by the stockholders of the Company on July 12, 2006 to constitute the Plan.